Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company Contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2017 RESULTS

MIDLAND, Texas, November 2, 2017/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its third quarter ended September 30, 2017.

For the quarter ended September 30, 2017, the Company reported revenues of $45,627,000 as compared to $28,122,000 for the quarter ended September 30, 2016. For the third quarter of 2017, the Company reported a net loss of $2,759,000 or $0.13 loss per share attributable to common stock, compared to a net loss of $12,416,000 or $0.57 loss per share attributable to common stock for the third quarter of 2016. The Company reported EBITDA of $5,485,000 for the quarter ended September 30, 2017 compared to negative EBITDA of $3,403,000 for the quarter ended September 30, 2016.

During the third quarter, the Company operated six to eight crews in the United States (“U.S.”) with one crew active in Canada for a short period. The Company is currently operating six crews in the U.S. and two in Canada. The fourth quarter in the U.S. historically has been challenging due to shorter work days and the holiday season. We anticipate a temporary decline in utilization during the mid-fourth quarter in the U.S. due to project readiness issues and expect to end the quarter with six to seven crews in the field. Utilization in the U.S. is expected to increase to six to eight crews through the first quarter of 2018. The winter season in Canada has begun early, as we currently have two crews in the field and we anticipate operating two to three crews in Canada for most of the fourth quarter. Utilization in Canada is expected to increase to three to five crews through the first quarter of 2018. While bid activity in North America has remained steady despite the recent movement in oil prices, we continue to experience a challenging market environment. The Company completed a micro-seismic project in the second quarter this year followed by another micro-seismic project in the third quarter. In addition, we have been awarded a number of micro-seismic projects, one of which we are currently performing, that will continue into 2018. The Company continues to operate its multi-component recording crews in the U.S. on a regular basis.

Stephen C. Jumper, President and Chief Executive Officer, said, “We are encouraged by our third quarter results which, from an EBITDA standpoint, is our best quarter in two years. Our third quarter results were positively impacted by the increased utilization of active crews which drove revenue and EBITDA improvement. Since the beginning of the year, oil prices have dropped from approximately $57 per barrel for West Texas Intermediate to below $43 per barrel in the second quarter and have recently rebounded to approximately $54 per barrel. Analyst models forecast oil prices between $40 to $65 per barrel for West Texas Intermediate, leaving upcoming seismic project timing somewhat uncertain. U.S. active rig count, while significantly increased over levels from a year ago, has declined slightly in recent weeks. It is anticipated that the rig count will remain at or near current levels for the foreseeable future, despite the recent movement in oil prices, which should help to drive demand for our services, although well below demand levels of early 2015.”

Jumper continued, “Seismic data continues to play an increasingly important role in unconventional drilling programs as Exploration and Production companies continue their focus on returns by lowering costs and increasing production. Our clients find value in the high resolution images our seismic technology provides. There are difficulties in the current market environment that lie not in the need for seismic data, but rather in the highly concentrated areas of primary drilling activity in the Permian and Delaware basins of West Texas as stated in our second quarter earnings release. The majority of the seismic activity in these concentrated areas is currently driven by multi-client data library companies, a model we do not actively participate in but we do act as a contractor for several of the largest providers. The competition between various multi-client providers remains strong and affects project timing as seismic programs are put together with multiple participants, a situation which is beyond our control. It is our belief that seismic data acquisition activity will increase in producing basins outside of the Permian and Delaware basins as commodity prices improve and those basins become more economic.

During the third quarter, the Board of Directors approved an increase in our capital budget from $10 million to $16 million in response to an attractive opportunity to acquire seismic data acquisition equipment. The Company had capital expenditures during the quarter of $9,147,000 that included an $8,001,000 strategic capital lease at favorable rates for previously deployed multi-component GSX equipment. Capital expenditures for 2017 were $15,276,000 through September 30, 2017. Also during the third quarter, the Company retired its final remaining equipment note payable.”

Jumper concluded, “While crew utilization improved in the third quarter and bid activity is steady, we continue to operate in a challenging market environment. While our third quarter results are encouraging, we continue to maintain a conservative approach at Dawson Geophysical designed to reduce costs, protect the balance sheet and position ourselves as the leader of onshore seismic data acquisition in North America. We continue to be well positioned to meet the needs of our shareholders and clients as we deliver the best in class high resolution subsurface images that enable our clients to reduce costs and improve their operating efficiencies.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its third quarter 2017 financial results on November 2, 2017 at 9 a.m. CT. Participants can access the call at 1-800-263-8506 (U.S.) and 1-719-457-2640 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through December 3, 2017 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 5363588. The webcast will be recorded and available for replay on Dawson’s website until December 3, 2017.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental U.S. and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss and to net cash (used in) provided by operating activities is presented in the tables following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or dayrate contracts; crew productivity;  the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 13, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Operating revenues	$45,627	$28,122	$118,023	$103,263
Operating costs:
Operating expenses	36,594	28,132	107,639	94,203
General and administrative	3,445	3,656	12,296	13,247
Depreciation and amortization	9,724	10,591	29,750	33,967
	49,763	42,379	149,685	141,417

Loss from operations	(4,136)	(14,257)	(31,662)	(38,154)

Other income (expense):
Interest income	87	92	230	226
Interest expense	(25)	(71)	(61)	(239)
Other (expense) income	(103)	263	136	1,829
Loss before income tax	(4,177)	(13,973)	(31,357)	(36,338)

Income tax benefit	1,418	1,557	4,635	3,733

Net loss	(2,759)	(12,416)	(26,722)	(32,605)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation, net	395	(48)	750	422

Comprehensive loss	$(2,364)	$(12,464)	$(25,972)	$(32,183)

Basic loss per share attributable to common stock	$(0.13)	$(0.57)	$(1.23)	$(1.51)

Diluted loss per share attributable to common stock	$(0.13)	$(0.57)	$(1.23)	$(1.51)

Weighted average equivalent common shares outstanding	21,701,662	21,622,349	21,681,474	21,603,065

Weighted average equivalent common shares outstanding - assuming dilution	21,701,662	21,622,349	21,681,474	21,603,065

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,503	$14,624
Short-term investments	12,000	40,250
Accounts receivable, net	25,599	16,031
Current maturities of notes receivable	560	—
Prepaid expenses and other current assets	6,205	4,822
Total current assets	74,867	75,727

Property and equipment, net	95,274	110,917

Notes receivable, net of current maturities	975	—

Intangibles	525	487

Long-term deferred tax assets, net	—	535

Total assets	$171,641	$187,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,272	$5,617
Accrued liabilities:
Payroll costs and other taxes	1,826	885
Other	4,161	2,983
Deferred revenue	3,644	3,155
Current maturities of notes payable and obligations under capital leases	2,788	2,357
Total current liabilities	18,691	14,997

Long-term liabilities:
Notes payable and obligations under capital leases, net of current maturities	5,829	—
Deferred tax liabilities, net	1,392	146
Other accrued liabilities	169	1,639
Total long-term liabilities	7,390	1,785

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 21,766,463 and 21,704,851 shares issued, and 21,718,018 and 21,656,406 shares outstanding at September 30, 2017 and December 31, 2016, respectively	217	217
Additional paid-in capital	143,666	142,998
Retained earnings	2,523	29,265
Treasury stock, at cost; 48,445 shares at September 30, 2017 and December 31, 2016	—	—
Accumulated other comprehensive loss, net	(846)	(1,596)
Total stockholders’ equity	145,560	170,884

Total liabilities and stockholders’ equity	$171,641	$187,666

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	$(2,759)	$(12,416)	$(26,722)	$(32,605)
Depreciation and amortization	9,724	10,591	29,750	33,967
Interest (income) expense, net	(62)	(21)	(169)	13
Income tax benefit	(1,418)	(1,557)	(4,635)	(3,733)
EBITDA	$5,485	$(3,403)	$(1,776)	$(2,358)

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash (used in) provided by operating activities	$(1,433)	$(1,798)	$(3,309)	$14,426
Changes in working capital and other items	7,165	(1,367)	2,239	(16,113)
Noncash adjustments to net loss	(247)	(238)	(706)	(671)
EBITDA	$5,485	$(3,403)	$(1,776)	$(2,358)